Exhibit 99.1

CIBER, Inc.

6363 S. Fiddler’s Green Circle, Suite 1400

Greenwood Village, CO 80111

www.ciber.com

Contacts:
Investors:	Media:
Gary Kohn	Robin Caputo
303-625-5256	303-267-3876
gkohn@ciber.com	rcaputo@ciber.com

DR. KURT J. LAUK APPOINTED TO THE CIBER BOARD OF DIRECTORS

GREENWOOD VILLAGE, CO, Nov. 16, 2010— The CIBER (NYSE: CBR) Board of Directors has appointed Dr. Kurt J. Lauk to be a new independent director and member of the Audit Committee effective immediately.  He will stand for election at the Company’s next annual meeting.

“Kurt is an outstanding executive who brings a wealth of business acumen and operational expertise based on his successful leadership of global companies,” said Paul Jacobs, Esq., CIBER’s chairman.  “He understands technology’s central role in achieving business results. We are fortunate to have an individual with his extensive international background in business, technology, education and strategic planning join our Board, and we look forward to working with Kurt.

Dr. Lauk was a Member of the Board of Management of DaimlerChrysler from 1996 to 1999.  During his tenure at Daimler-Chrysler, Dr. Lauk had senior management roles in, and was responsible for, the global Commercial Vehicle Division. Prior to joining DaimlerChrysler, he held the position of Chief Financial Officer and Chief Controller of VEBA AG (today E.on AG), Germany’s largest publicly-listed energy conglomerate where he served as a Member of its Board of Management with IT responsibilities.  Earlier, Dr. Lauk was Deputy Chairman and Chief Financial Officer of Audi AG where he also handled marketing for the Audi brand. He also served as Vice President and Director of The Boston Consulting Group Inc., in Munich and Boston, respectively, where his practice focused on technology and manufacturing businesses. Since 2004, Dr. Lauk has been a special advisor to Silver Lake Partners, a leader in private investments in technology and technology-enabled industries.

Dr. Lauk currently serves on several supervisory boards and on selected advisory councils. He also serves as a Trustee of the International Institute for Strategic Studies in London and is an honorary professor with a chair for International Business Strategy at the prestigious European Business School in Reichartshausen.  Dr. Lauk was also a lecturer in Global Management at the Stanford University Graduate School of Business.

Dr. Lauk also serves as the Chairman of the Economic Council to the Christian Democratic Party in Berlin, an independent business organization.  He has previously served on several commissions both on the federal and state level in Germany.

About CIBER, Inc.

CIBER, Inc. is a global information technology consulting, services and outsourcing company applying practical innovation through services and solutions that deliver tangible results for both commercial and government clients. Services include application development and management, ERP implementation, change management, project management, systems integration, infrastructure management and end-user computing, as well as strategic business and technology consulting. Founded in 1974 and headquartered in Greenwood Village, Colorado, CIBER has more than 8,000 employees. We operate in 19 countries, serving clients from 14 Global Solution Centers and 70 local offices in North America, Europe and Asia/Pacific. Annual revenue in 2009 exceeded $1.0 billion. CIBER trades on the New York Stock exchange (NYSE: CBR), and is included in the Russell 2000 Index and the S&P Small Cap 600 Index. For more information, visit www.ciber.com.